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                                                                    EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
         Chief Financial Officer
Phone:   (314) 633-7123

PANERA BREAD REPORTS SYSTEM-WIDE COMPARABLE BAKERY-CAFE SALES INCREASED 5.2% FOR
       THE FOUR WEEKS ENDED JULY 13, 2002 AND 6.7% FOR THE SECOND QUARTER

St. Louis, MO, August 1, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 5.2% for the four weeks ended July 13, 2002 and 6.7% for the second quarter ended July 13, 2002. The breakdown between company-owned and franchised bakery-cafes is as follows:

                           For the 4 weeks                  For the 12 weeks
                         ended July 13, 2002              ended July 13, 2002
                         -------------------              -------------------
Company-owned                   2.9%                              4.6%
Franchised                      6.2%                              7.8%
Total System                    5.2%                              6.7%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 4.6% to $33,560 for the four weeks ended July 13, 2002, compared to $32,092 for the four weeks ended July 14, 2001. Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 6.3% to $34,650 for the twelve weeks ended July 13, 2002, compared to $32,590 for the twelve weeks ended July 14, 2001.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.






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